Exhibit 99.1

MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
Fiscal 2016 Second Quarter Results

SAINT PAUL, MN — June 1, 2016 — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the second quarter ended April 30, 2016.

Second Quarter Fiscal 2016 Highlights:

•	Second quarter 2016 revenue increased by 8% to $9.4 million, compared to $8.7 million in the prior year period.
•	The Company reported net income of $428,000 for the 2016 second quarter, or $0.10 per diluted share, compared to net income of $82,000, or $0.02 per share, in the prior year period.
•	Medical Graphics’ revenue increased 7% to $7.8 million, compared to $7.3 million in the second quarter of fiscal 2015. Medisoft’s revenue increased 13% to $1.62 million from $1.44 million in the second quarter of fiscal 2015.
•	Service revenue increased 3% to $1.74 million in the fiscal second quarter compared to $1.69 million in the prior year period.
•	2016 second quarter domestic equipment, supplies and accessories revenues increased 27% to $5.4 million, compared to $4.2 million in the 2015 second quarter.
•	During the quarter, competitive account conversions totaled 31 accounts, or $1.3 million in revenue, compared to 13 accounts, or $470,000 in revenue, for the same quarter last year.
•	Sales backlog of $1.86 million ($1.62 million for Medical Graphics and $237,000 for MediSoft) at the end of the quarter, compared to $2.1 million at the end of the second quarter of fiscal year 2015.
•	Operating expenses were $4.6 million in the second quarter, compared to $4.2 million in the prior year quarter.
•	Operating income was $473,000 for the second quarter, compared to operating income of $197,000 in the fiscal 2015 second quarter. For the quarter, Medical Graphics had operating income of $480,000 and Medisoft had an operating loss of $(7,000).

Todd Austin, chief executive officer of MGC Diagnostics, said, “We are pleased with the financial performance of the second quarter of fiscal 2016, which follows-up the solid performance we posted during the 2016 first quarter. As I indicated last quarter, our primary objectives for fiscal year 2016 are to achieve consistent operating performance and to deliver solid annual results. We are certainly off to a good start in the first half of the fiscal year led by a strong domestic business and improving operational and financial results at Medisoft.”

“Our Medical Graphics domestic equipment, supplies and accessories revenue increased 26% compared to the second quarter last year. We had another solid quarter of competitive account conversions as we attracted 31 new customers from our direct competitors, generating $1.3 million in revenue compared to 13 wins and $470,000 of revenue in last year’s second quarter. We firmly believe that the value proposition of our premium products and services is powerfully demonstrated as we continue to attract customers from our competitors. In conjunction with our ongoing R&D developments and upgrading our existing loyal customers, we are building a solid sales pipeline and expect our domestic business will continue to be strong during the second half of the year.”

Additional Fiscal 2016 Second Quarter Data:

•	The Attachment Rate for domestic sales, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 34% for the fiscal 2016 second quarter, compared to the overall fiscal year 2015 average of 32%.
•	Current and long-term deferred revenue at the end of the second quarter was $7.1 million, compared to $6.5 million for last year’s second quarter.
•	International equipment, supplies and accessories revenues decreased to $2.3 million, compared to $2.8 million for the fiscal 2015 second quarter. Medical Graphics’ international revenue fell to $863,000, compared to $1.47 million for last year’s second quarter due to weaker demand in all markets except for Canada. Medisoft’s international revenue increased to $1.4 million for the quarter, compared to last year’s second quarter of $1.3 million.
•	Gross margin of 54.2% in the second quarter includes gross margin of 56.7% and 42.2% for Medical Graphics and Medisoft, compared to gross margin of 50.7% for last year’s second quarter, which included gross margins of 54.3% and 32.2% for Medical Graphics and Medisoft, respectively.
•	Gross margin for equipment, supplies and accessories was 51.3% for the quarter (53.7% for Medical Graphics and 42.2% for Medisoft), compared to 45.8% for the prior year’s quarter (49.3% for Medical Graphics and 32.2% for Medisoft). Gross margin for services was 67.1% for the quarter, compared to 70.8% for the same period last year.
•	Second quarter 2016 general and administrative expenses totaled $1.37 million, or 14.5% of revenue, compared to $1.42 million, or 16.2% of revenue in the comparable quarter last year. This decrease is primarily due to lower Medisoft general and administrative expenses of $214,000, and higher Medical Graphics general corporate expenses of $166,000.
•	Sales and marketing expenses were $2.5 million, or 26.9% of revenue, compared to $2.0 million, or 23.0% of revenue in the 2015 second quarter. This increase is primarily due to higher Medical Graphics sales and marketing expenses of $384,000 and higher Medisoft sales and marketing expenses of $139,000.
•	Research and development expenses were $678,000, or 7.2% of revenue in the fiscal 2016 second quarter, down from $734,000, or 8.4% of revenue in last year’s second quarter. This decrease is primarily due to lower Medical Graphics research and development expenses of $82,000, and higher Medisoft research and development expenses of $26,000.
•	As we reported in our Statement of Cash Flows, $435,000 of the $474,000 provision for taxes in the first half of 2016 is a non-cash expense from the effect of our deferred tax assets. At April 30, 2016, we had remaining net tax assets of $2.9 million.

Mr. Austin continued, “Medisoft revenue increased to $1.62 million in the second quarter of fiscal 2016 compared to $1.15 million in the first quarter of fiscal 2016 and $1.44 million in the second quarter of fiscal 2015. Medisoft gross margin for the quarter increased to 42.2%, up from 32.2% in the second quarter last year. We continue to make progress in configuring Medisoft’s business for consistent operational and financial performance. As we enter the seasonally slow European summer season for Medisoft, we are focusing our efforts on improving operating efficiencies and placing greater emphasis on further developing our direct core markets in France and Belgium. We remain fully committed to establishing Medisoft as the leading cardiorespiratory provider in Europe. We have made significant progress to this point and expect our efforts to bear substantially improved operational and financial results in the coming years.”

Conference Call

The Company has scheduled a conference call for Wednesday, June 1, 2016 at 4:30 p.m. ET to discuss its financial results for the second quarter of fiscal year 2016.

Participants can dial (844) 861-5496 or (412) 317-6578 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10085906, through June 8, 2016. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and MediSoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and, in the United States, France and Belgium, primarily through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2015, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company	Investors
Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
MGC Diagnostics Corporation	Lytham Partners, LLC
Chief Financial Officer	(602) 889-9700
(651) 484-4874	mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

April 30, 2016 and October 31, 2015

(In thousands, except share and per share data)

	April 30, 2016	October 31, 2015
Assets	(Unaudited)
Current Assets:
Cash	$7,607	$6,553
Accounts receivable, net of allowance for doubtful accounts of $101 and $117, respectively	6,578	7,416
Inventories, net of obsolescence reserve of $221 and $288, respectively	7,220	6,759
Prepaid expenses and other current assets	467	988
Total current assets	21,872	21,716
Property and equipment, net of accumulated depreciation of $4,647 and $4,431, respectively	2,878	2,894
Intangible assets, net	4,586	4,305
Goodwill	3,461	3,324
Deferred income taxes	2,916	3,342
Other non-current assets	9	7
Total Assets	$35,722	$35,588
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,541	$2,617
Employee compensation	1,469	1,854
Deferred income	3,589	3,608
Current portion of long-term debt	851	785
Other current liabilities and accrued expenses	1,206	1,493
Total current liabilities	9,656	10,357
Long-term liabilities:
Long-term debt, less current portion	1,765	2,158
Long-term deferred income and other	3,570	3,146
Total Liabilities	14,991	15,661
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,369,517 and 4,324,379 shares issued and 4,319,120 and 4,274,386 shares outstanding in 2016 and 2015, respectively	432	427
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	24,502	24,118
Accumulated deficit	(3,931)	(4,355)
Accumulated other comprehensive loss	(272)	(263)
Total Shareholders’ Equity	20,731	19,927
Total Liabilities and Shareholders’ Equity	$35,722	$35,588

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited in thousands, except per share data)

	Three months ended April 30,		Six months ended April 30,
	2016	2015	2016	2015
Revenues
Equipment, supplies and accessories revenues	$7,694	$7,042	$15,236	$14,335
Service revenues	1,737	1,688	3,446	3,338
	9,431	8,730	18,682	17,673
Cost of revenues
Cost of equipment, supplies and accessories revenues	3,746	3,814	7,617	7,442
Cost of service revenues	571	493	1,074	937
	4,317	4,307	8,691	8,379
Gross margin	5,114	4,423	9,991	9,294
Operating expenses:
Selling and marketing	2,534	2,011	5,035	4,252
General and administrative	1,369	1,417	2,781	3,088
Research and development	678	734	1,351	1,544
Amortization of intangibles	60	64	118	113
	4,641	4,226	9,285	8,997
Operating income	473	197	706	297
Interest expense, net	49	74	115	132
Foreign currency (gain) loss	(416)	184	(307)	908
Income (loss) before taxes	840	(61)	898	(743)
Provision for (benefit from) taxes	412	(143)	474	(284)
Net income (loss)	428	82	424	(459)
Other comprehensive loss; net of tax
Effect of foreign currency translation adjustments	(6)	(21)	(9)	(127)
Comprehensive income (loss)	$422	$61	$415	$(586)

Net income (loss) per share:
Basic	$0.10	$0.02	$0.10	$(0.11)
Diluted	$0.10	$0.02	$0.10	$(0.11)
Weighted average common shares outstanding:
Basic	4,306	4,227	4,293	4,216
Diluted	4,319	4,248	4,310	4,216

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Unaudited in thousands, except per share data)

	Six months ended April 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$424	$(459)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	212	235
Amortization	162	182
Stock-based compensation	348	222
Deferred income taxes	435	(319)
(Gain) loss on foreign currency	(306)	915
Decrease in allowance for doubtful accounts	(16)	(33)
Decrease in inventory obsolescence reserve	(67)	(51)
Loss on disposal of equipment	2	—
Changes in operating assets and liabilities:
Accounts receivable	898	220
Inventories	(360)	(645)
Prepaid expenses and other current assets	520	(16)
Accounts payable	(96)	116
Employee compensation	(398)	(258)
Deferred income	372	2
Other current liabilities and accrued expenses	(320)	226
Net cash provided by operating activities	1,810	337

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(454)	(409)
Net cash used in investing activities	(454)	(409)

Cash flows from financing activities:
Payment of debt issuance costs	—	(5)
Payment of long-term borrowing	(333)	(400)
Proceeds from issuance of common stock under employee stock purchase plan	50	65
Repurchase of common stock upon vesting of restricted stock awards	(12)	(25)
Net cash used in financing activities	(295)	(365)
Effect of exchange rate changes on cash	(7)	(94)
Net increase (decrease) in cash	1,054	(531)
Cash at beginning of period	6,553	5,675
Cash at end of period	$7,607	$5,144

Cash paid for taxes	$132	$18
Cash paid for interest	72	91
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$51	$—
Common stock issued for long-term liability	3	33

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